SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                   FORM 8-K/A

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934




Date of report (Date of earliest event reported)        December 30, 1997
                                                --------------------------------

                        Lund International Holdings, Inc.
--------------------------------------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)


            Delaware                      000-16319              41-1568618
--------------------------------------------------------------------------------
(State or Other Jurisdiction of   (Commission File Number)      (IRS Employer
         Incorporation)                                      Identification No.)


        911 Lund Boulevard, Anoka, Minnesota                        55303
--------------------------------------------------------------------------------
        (Address of Principal Executive Offices)                  (Zip Code)


Registrant's telephone number, including area code        (612) 576-4200
                                                  ------------------------------



--------------------------------------------------------------------------------
           (Former Name or Former Address, if Changed Since Last Report)

         The undersigned registrant hereby amends the following items, financial statements, pro forma financial information and exhibits, if any, or other portions of its Report on Form 8-K filed on January 14, 1998.




ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.


     (a)  FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.


          Financial statements required to be filed pursuant to Item 7 of Report on Form 8-K filed on January 14, 1998.

                           DEFLECTA-SHIELD CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                                ($ IN THOUSANDS)

                                                    September 30  December 31
                                                        1997         1996
                                                      --------     --------
                                                     (Unaudited)
ASSETS
Current Assets:
 Cash and equivalents                                 $    951     $    459
 Accounts receivable, less allowance for doubtful
  accounts of $972 and $703, respectively               10,819       10,326
 Inventories                                            10,660       10,123
 Deferred income taxes                                   1,762        1,328
 Prepaid expenses                                          351          304
                                                      --------     --------
  Total current assets                                  24,543       22,540
Property and equipment, net                             12,165        9,383
Goodwill and intangibles, net                           11,786       12,117
Other assets                                               368          107
                                                      --------     --------
                                                      $ 48,862     $ 44,147
                                                      ========     ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Current maturities of long-term debt                 $      8     $      9
 Accounts payable                                        5,361        4,830
 Accrued expenses                                        3,464        2,461
                                                      --------     --------
  Total current liabilities                              8,833        7,300
Deferred income taxes                                      301          280
Other liabilities                                           89         --
Long-term debt, less current maturities                  8,434        8,024
                                                      --------     --------
  Total liabilities                                     17,657       15,604
                                                      --------     --------
Stockholders' equity:
 Common stock                                               48           48
 Additional paid-in capital                             18,556       18,556
 Retained earnings                                      12,601        9,939
                                                      --------     --------
                                                        31,205       28,543
 Commitments and contingencies                            --           --
                                                      --------     --------

                                                      $ 48,862     $ 44,147
                                                      ========     ========

        The accompanying notes are an integral part of these statements.

                           DEFLECTA-SHIELD CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME
                   ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                   (UNAUDITED)

                                           Three Months Ended September 30
                                           -------------------------------
                                                 1997          1996
                                              ----------    ----------

Net sales                                     $  18,414    $  18,465
Cost of sales                                    11,813       12,035
                                              ---------    ---------
Gross Profit                                      6,601        6,430
Operating expenses:
 Selling                                          2,578        2,386
 General and administrative                       1,845        1,672
 Restructuring charge                             1,099         --
 Amortization                                       111          113
                                              ---------    ---------

Income from operations                              968        2,259

Interest expense                                    135          250
                                              ---------    ---------

Income before income taxes                          833        2,009

Income tax expense                                  333          764
                                              ---------    ---------

Net income                                    $     500    $   1,245
                                              =========    =========

Net income per share                          $     .10    $     .26
                                              =========    =========

Weighted average common shares outstanding        4,800        4,800
                                              =========    =========


        The accompanying notes are an integral part of these statements.

                           DEFLECTA-SHIELD CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME
                   ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                   (UNAUDITED)

                                          Nine Months Ended September 30,
                                          -------------------------------
                                                1997          1996
                                              ---------    ---------

Net sales                                     $  53,732    $  54,743
Cost of sales                                    34,399       36,185
                                              ---------    ---------

Gross Profit                                     19,333       18,558
Operating expenses:
 Selling                                          7,369        7,681
 General and administrative                       5,581        4,957
 Restructuring charge                             1,099         --
 Amortization                                       332          372
                                              ---------    ---------

Income from operations                            4,952        5,548

Interest expense                                    454          799
                                              ---------    ---------

Income before income taxes                        4,498        4,749

Income tax expense                                1,836        1,825
                                              ---------    ---------

Net income                                    $   2,662    $   2,924
                                              =========    =========

Net income per share                          $     .55    $     .61
                                              =========    =========

Weighted average common shares outstanding        4,800        4,800
                                              =========    =========

        The accompanying notes are an integral part of these statements.

                           DEFLECTA-SHIELD CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                ($ IN THOUSANDS)
                                   (UNAUDITED)

                                                  Nine Months Ended September 30
                                                  ------------------------------
                                                           1997          1996
                                                        ---------     ---------
Cash flow from operating activities:
 Net income                                             $   2,662     $   2,924
 Adjustments to reconcile net income to net cash
  provided by operating activities:
   Depreciation                                             1,666         1,471
   Amortization                                               332           372
   Gain on sale of assets                                     (15)           (5)
   Restructuring charge                                     1,099          --
   Deferred income taxes                                     (678)         --
   Add (deduct) changes in assets and liabilities:
    Accounts receivable                                      (493)         (606)
    Inventories                                              (537)          396
    Prepaid expenses                                          (47)          748
    Other assets                                                3             4
    Accounts payable                                          531           650
    Accrued expenses                                          671           299
                                                        ---------     ---------
Net cash provided by operating activities                   5,194         6,253
                                                        ---------     ---------

Cash flow from investing activities:
 Purchases of property and equipment                       (5,183)       (1,412)
 Proceeds from sale of property and equipment                  72            22
                                                        ---------     ---------
Cash used by investing activities                          (5,111)       (1,390)
                                                        ---------     ---------

Cash flow from financing activities:
 Net proceeds (repayment) of revolving line of credit         415        (3,461)
 Repayment of other debt                                       (6)       (1,449)
                                                        ---------     ---------
Net cash used (provided) by financing activities              409        (4,910)
                                                        ---------     ---------

Net increase (decrease) in cash                               492           (47)
Cash at beginning of period                                   459           533
                                                        ---------     ---------
Cash at end of period                                   $     951     $     486
                                                        =========     =========

Supplemental disclosures of cash flow information:
 Cash paid during the period for interest               $     490     $     815
 Cash paid during the period for income taxes           $   1,749        $1,263


        The accompanying notes are an integral part of these statements.

                           DEFLECTA-SHIELD CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    ($ IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

NOTE 1 - BASIS OF PRESENTATION OF UNAUDITED FINANCIAL STATEMENTS

     The accompanying unaudited consolidated financial statements of Deflecta-Shield Corporation and its subsidiaries (collectively, the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments (which were of a normal recurring nature) considered necessary for a fair presentation have been included. Operating results for the three and nine months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the year ended December 31, 1997. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

NOTE 2 - lNVENTORIES

     Inventories at September 30, 1997 and December 31, 1996 consisted of the following:

                                              September 30,   December 31,
                                                  1997            1996
                                              -------------   ------------
                                               (Unaudited)

Raw materials                                     $5,150        $ 4,606
Finished goods and work-in-process                 5,510          5,517
                                                 -------        -------
                                                 $10,660        $10,123
                                                 =======        =======

NOTE 3 - NEW ACCOUNTING PRONOUNCEMENTS

     In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings Per Share, which must be adopted by the Company for all financial statements issued after December 15, 1997. The Company has reviewed the effects of the provisions of the standard and determined that the net income per share for the three and nine months ended September 30, 1996 would not be affected. If the Company would have adopted the provisions of the standard during the third quarter and nine months of 1997, basic earnings per share would have been equal to the earnings per share of $.10 and $.55 presented on the face of the Consolidated Statements of Income.

     The FASB issued SFAS No. 130, Reporting Comprehensive Income, which will require the Company to disclose, in financial statement format, all non-owner changes in equity. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Adoption of this standard is not expected to have a material impact on disclosures in the Company's financial statements.

     The FASB has issued SFAS No. 131, Disclosures About Segments Of An Enterprise And Related Information, which established a new accounting principle for reporting information about operating segments in annual financial statements and interim financial reports. It also established standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. The Company is currently evaluating the applicability of this standard. However, the Company does not expect a material impact on disclosures in the Company's financial statements.

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Deflecta-Shield Corporation


In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of cash flows and of changes in stockholders' equity and predecessor partners' equity, in all material respects, the financial position of Deflecta-Shield Corporation and its subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.




PRICE WATERHOUSE LLP

Chicago, Illinois
February 14, 1997

                           DEFLECTA-SHIELD CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME

                                               Years Ended December 31,
                                      -----------------------------------------
                                          1996           1995           1994
                                      -----------    -----------    -----------

Net sales                             $72,337,556    $68,239,409    $60,586,325
Cost of sales                          47,660,268     46,550,689     37,309,469
                                      -----------    -----------    -----------

Gross profit                           24,677,288     21,688,720     23,276,856
Operating expenses:
  Selling                               9,608,194     10,566,769      9,125,271
  General and administrative            7,133,930      6,255,355      5,756,676
  Amortization                            483,571        518,819        364,207
                                      -----------    -----------    -----------
Income from operations                  7,451,593      4,347,777      8,030,702

Interest expense                          985,773      1,436,308        520,616
                                      -----------    -----------    -----------

Income before income taxes
 and extraordinary item                 6,465,820      2,911,469      7,510,086

Income tax expense                      2,533,000      1,183,000      3,000,000
                                      -----------    -----------    -----------

Income before extraordinary item        3,932,820      1,728,469      4,510,086
                                      -----------    -----------    -----------

Extraordinary loss on early
 extinguishment of debt, net of tax
 benefit of $223,000                         --             --          363,102
                                      -----------    -----------    -----------

Net income                            $ 3,932,820    $ 1,728,469    $ 4,146,984
                                      ===========    ===========    ===========

Earnings per share:
Income before extraordinary item      $      0.82    $      0.36    $      0.97*
                                      ===========    ===========    ===========
Net income                            $      0.82    $      0.36    $      0.90*
                                      ===========    ===========    ===========
Weighted average common
shares outstanding                      4,800,000      4,800,000      4,800,000
                                      ===========    ===========    ===========

     * Earnings per share and weighted average common shares outstanding are presented on a pro forma basis reflecting the recapitalization and the offering described in Note 2.

        The accompanying notes are an integral part of these statements.

                           DEFLECTA-SHIELD CORPORATION
                           CONSOLIDATED BALANCE SHEETS

                                                              December 31
                                                      ----------------------------
                                                          1996            1995
                                                      ------------    ------------
ASSETS

Current assets:
 Cash and equivalents                                 $    458,979    $    532,586
 Accounts receivable, less allowance for doubtful
  accounts of $702,831 and $623,428, respectively       10,325,902       9,708,390
 Inventories, net (Note 5)                              10,123,265      10,580,128
 Deferred income taxes (Note 10)                         1,327,580       1,634,923
 Prepaid expenses                                          304,282         912,431
                                                      ------------    ------------
  Total current assets                                  22,540,008      23,368,458
Property and equipment, net (Note 6)                     9,383,275       9,343,831
Goodwill and intangibles, net (Note 7)                  12,116,931      12,600,502
Other assets                                               106,696          96,914
                                                      ------------    ------------
                                                      $ 44,146,910    $ 45,409,705
                                                      ============    ============


LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Current maturities of long-term debt (Note 8)        $      8,750    $  1,523,437
 Accounts payable                                        4,830,429       4,232,648
 Accrued expenses                                        2,460,713       2,423,267
                                                      ------------    ------------
  Total current liabilities                              7,299,892       8,179,352

Deferred income taxes (Note 10)                            279,566         274,925
Long-term debt, less current maturities (Note 8)         8,024,341      12,345,137
                                                      ------------    ------------
  Total liabilities                                     15,603,799      20,799,414
                                                      ------------    ------------
Stockholders' equity:
 Preferred stock; $.01 par value; 2,500,000 shares
  authorized, none outstanding                                --              --
 Common stock; $.01 par value; 20,000,000 shares
  authorized, 4,800,000 shares outstanding                  48,000          48,000
 Additional paid-in capital                             18,555,611      18,555,611
 Retained earnings                                       9,939,500       6,006,680
                                                      ------------    ------------
                                                        28,543,111      24,610,291

Commitments and contingencies (Note 13)                       --              --
                                                      ------------    ------------
                                                      $ 44,146,910    $ 45,409,705
                                                      ============    ============

        The accompanying notes are an integral part of these statements.

                           DEFLECTA-SHIELD CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                      Years Ended December 31,
                                                         -------------------------------------------------
                                                              1996              1995              1994
                                                         -------------     -------------     -------------
Cash flows from operating activities:
Net income                                               $   3,932,820     $   1,728,469         4,146,984
Adjustments to reconcile net income
 to net cash provided by operating activities:
  Depreciation                                               2,109,462         1,574,602         1,012,322
  Amortization                                                 483,571           518,819           364,207
  Loss on early extinguishment of debt                                                             363,102
  Deferred income taxes                                        311,984          (444,676)         (253,679)
Add (deduct) changes in assets and liabilities:
  Accounts receivable                                         (617,512)        1,388,948        (3,349,505)
  Inventories                                                  456,863        (1,763,334)         (646,939)
  Prepaid expenses                                             608,149          (689,786)        1,067,123
  Other assets                                                  (9,782)          (59,446)
  Accounts payable                                             597,781          (347,513)          621,350
  Accrued expenses, excluding distribution payable to
   Predecessor Partners                                         37,446          (101,877)         (369,886)
                                                         -------------     -------------     -------------
Net cash provided by operating activities                    7,910,782         1,804,206         2,955,079
                                                         -------------     -------------     -------------
Cash flows from investing activities -
  Purchases of property and equipment                       (2,148,906)       (4,004,646)       (2,723,650)
  Acquisition of Delta III, Inc., net of cash
   acquired of $ 17,000 and promissory note
   payable of $1,460,000                                                                        (5,822,615)
  Acquisition of Trailmaster Products, Inc.,
   net of cash acquired of $80,000                                --                --          (5,250,306)
                                                         -------------     -------------     -------------
  Net cash used in investing activities                     (2,148,906)       (4,004,646)      (13,796,571)
                                                         -------------     -------------     -------------
Cash flows from financing activities:
  Proceeds from long-term borrowings                                           2,800,000         6,505,000
  Proceeds from revolving line of credit                     5,450,000         7,972,162         2,688,382
  Repayment of debt                                        (11,285,483)       (8,786,196)      (17,345,398)
  Proceeds from the issuance of common stock                                                    18,553,610
  Payment of debt issuance costs                                  --                --            (114,000)
                                                         -------------     -------------     -------------
Net cash (used) provided by financing activities            (5,835,483)        1,985,966        10,287,594
                                                         -------------     -------------     -------------
Net decrease in cash and equivalents                           (73,607)         (214,474)         (553,898)
Cash and equivalents at beginning of year                      532,586           747,060         1,300,958
                                                         -------------     -------------     -------------
Cash and equivalents at end of year                      $     458,979     $     532,586     $     747,060
                                                         =============     =============     =============
Cash paid during the period for:
  Interest                                               $   1,041,801     $   1,203,175     $     516,351
  Income taxes                                               1,995,058         1,574,000         2,673,264


        The accompanying notes are an integral part of these statements.

                           DEFLECTA-SHIELD CORPORATION
 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY AND PREDECESSOR PARTNERS' EQUITY

                                                  Deflecta-Shield                                  Belmor Manufacturing
                                                    Corporation                                    Limited Partnership
                                -----------------------------------------------------   ---------------------------------------
                                                            Additional
                                  Common        Paid-In      Retained
                                   Stock        Capital      Earnings        Total        Class B       Class C         Total
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
Balance at December 31, 1993                                                                 23,826       157,401       181,227

Effect of recapitalization
(Note 2)                        $    32,000   $    18,000   $   131,227   $   181,227       (23,826)     (157,401)     (181,227)

Effect of initial public
offering of common stock
(Note 2)                             16,000    18,537,611                  18,553,611

Net income for the year ended
December 31, 1994                      --            --       4,146,984     4,146,984          --            --            --
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------

Balance at December 31, 1994         48,000    18,555,611     4,278,211    22,881,822   $      --     $      --     $      --
                                                                                        ===========   ===========   ===========

Net income for the year ended
December 31, 1995                      --            --       1,728,469     1,728,469
                                -----------   -----------   -----------   -----------

Balance at December 31, 1995         48,000    18,555,611     6,006,680    24,610,291

Net income for the year ended
December 31, 1996                      --            --       3,932,820     3,932,820
                                -----------   -----------   -----------   -----------

Balance at December 31, 1996    $    48,000   $18,555,611   $ 9,939,500   $28,543,111
                                ===========   ===========   ===========   ===========


        The accompanying notes are an integral part of these statements.

                           DEFLECTA-SHIELD CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - NATURE OF OPERATIONS:

Deflecta-Shield Corporation ("Deflecta-Shield" or the "Company") is a holding company with subsidiaries involved in the manufacture and marketing of accessories for light trucks and heavy trucks. The Company conducts its business through its direct and indirect subsidiaries with customers throughout the United States and Canada. The direct subsidiaries are Belmor Autotron Corp. and DFM Corp. (DFM). The indirect subsidiaries are BAC Acquisition Co. ("BAC"), Trailmaster Products, Inc. ("Trailmaster") and Delta III, Inc. ("Delta III").

The Company's principal product lines for light trucks are bug deflectors, which customize the relatively uniform look of light trucks and protect the hood and windshield from insects, stones and other road debris. The Company also sells other light truck appearance accessories (running boards, cab visors and taillight covers), pick-up truck tool boxes and other aluminum accessories, and a variety of aftermarket suspension systems, primarily for light trucks.

In addition to its light truck accessories, the Company is a leading supplier in the United States of winterfronts, bug screens, bug deflectors and rock guards for heavy trucks. The Company also manufactures and markets interior trim parts for heavy truck cabs.

NOTE 2 - RECAPITALIZATION AND BASIS OF PRESENTATION:

Prior to January 27, 1994, the Company was organized as Belmor Manufacturing Limited Partnership, a Delaware limited partnership (the "Predecessor Partnership"). On January 27, 1994, the Company executed a Plan of Recapitalization whereby (i) certain non-corporate partners of the Predecessor Partnership contributed their interests in the Predecessor Partnership to Deflecta-Shield, and (ii) the Predecessor Partnership's corporate partners merged with and into Deflecta-Shield. Upon completion of the Plan of Recapitalization, the assets and liabilities of the Predecessor Partnership were owned and assumed by Deflecta-Shield. The Predecessor Partnership's historical carrying values for assets and liabilities carried over to Deflecta-Shield Corporation upon consummation of the Plan of Recapitalization.

The Company issued 3,200,000 shares of common stock to the direct and indirect partners of the Predecessor Partnership effective January 27, 1994. The Plan of Recapitalization was consummated immediately prior to the public offering of 1,600,000 shares of common stock by Deflecta-Shield Corporation (the "Offering"). The net proceeds of the Offering of approximately $18.6 million were used to repay long-term debt (approximately $16.4 million) and other obligations and provide additional working capital.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

This summary of significant accounting policies is presented to assist the reader in understanding and evaluating the Company's consolidated financial statements. These policies are in conformity with generally accepted accounting principles, and have been consistently applied in all material respects. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Basis of consolidation

The consolidated financial statements include the accounts of Deflecta-Shield and its subsidiaries. All significant intercompany balances and transactions have been eliminated.

Earnings per share

Earnings per share is computed by dividing net income by the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares represent the potential dilutive impact of stock options. For each of the three years in the period ended December 31, 1996, stock options issued did not have a dilutive impact on earnings per share.

Revenue recognition

Revenue is recognized upon shipment of the product.

Cash and equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Inventories

Inventories are stated at the lower of cost or market on a first-in, first-out basis (FIFO), net of an adequate allowance for slow-moving or obsolete material. Inventory cost includes cost of raw material, labor, and overhead.

Property and equipment

Property and equipment are stated at cost, net of accumulated depreciation. Expenditures that extend the useful life of property and equipment or increase productivity are capitalized, whereas maintenance, repairs and minor replacement costs are charged to expense in the year incurred.

Depreciation is computed using accelerated and straight-line methods over the estimated useful lives of the assets, generally ranging from 3 to 31.5 years.

Goodwill and intangible assets

Goodwill, determined as the excess of cost over the fair value of net assets of businesses acquired, is amortized on a straight-line basis over 40 years. Patents are amortized over their statutory life. Deferred financing costs are amortized over the term of the related debt. The Company reviews the carrying value of intangibles and other long-lived assets for impairment when events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

Advertising costs

Advertising and related costs are charged to expense as incurred, except for advertisement production costs which are expensed in the year in which the advertisement is first run. These costs amounted to $3,129,194, $2,984,569 and $3,242,882 for years ended 1996, 1995, and 1994, respectively.

Income taxes

The Company records income tax provisions in accordance with Financial Accounting Standard (FAS) No. 109, "Accounting for Income Taxes." Under this statement, a deferred income tax asset or deferred income tax liability are recognized for temporary differences arising when the bases of assets and liabilities differ for financial reporting and income tax purposes.

Through January 27, 1994, the Predecessor Partnership was not subject to federal income tax as the tax effect of its activities accrued to the partners. However, DFM Corp. was subject to federal and state income taxes. Accordingly, a provision for income taxes is reflected for taxable income of that entity in 1994. Pro forma earnings per share for 1994 reflect an estimated income tax provision for the income of the predecessor partnership.

Fair value of financial instruments

The carrying value of receivables, payables, and accrued expenses approximate their fair value. The estimated fair value of long term debt was determined using current rates offered to the Company of issues with the same remaining maturity and approximate the carrying value.

Reclassifications

Certain comparative prior year amounts in the consolidated financial statements and notes have been reclassified to conform with the current year presentation.

NOTE 4 - BUSINESS ACQUISITIONS:

On August 23, 1994, the Company's wholly owned subsidiary, Delta III Acquisition

Corp.("Delta III"), acquired all the outstanding shares of capital stock of Delta III, Inc., a privately-held manufacturer and marketer of running boards, tool boxes and other similar accessories for light duty trucks. Approximately $5.8 million of the Company's acquisition credit facility was used to finance the stock acquisition, with the balance of the purchase price paid by the issuance of a $1.5 million promissory note due within five years. The Company accounted for the Delta III acquisition as a purchase. The results of operations of Delta III are included in the Company's consolidated financial statements from the acquisition date. The following summarizes the costs of acquiring Delta
III:

          Fair value of net assets acquired   $8,744,000
          Less: Liabilities assumed            1,444,000
                                              ----------
          Cash paid and promissory note       $7,300,000
                                              ==========

On June 22, 1994, the Company's wholly owned subsidiary, Trailmaster Acquisition,Inc.("Trailmaster"), purchased and assumed substantially all of the assets and liabilities of Trailmaster Products Inc., a privately-held marketer of a variety of aftermarket suspension systems, primarily for light trucks. Approximately $2 million of the Company's revolving credit facility was used to finance the purchase, with the balance of the purchase price (approximately $3.3 million) paid with cash generated from operations. In addition, Trailmaster Products Inc. was granted options to purchase 100,000 shares of $.01 par, common stock of Deflecta-Shield Corporation at an option price of $13. The options expire in July 1999. The Company accounted for the Trailmaster acquisition as a purchase. The results of operations of Trailmaster are included in the Company's consolidated financial statements from the acquisition date. The following summarizes the costs of acquiring Trailmaster:

          Fair value of net assets acquired   $7,483,000
          Less: Liabilities assumed            2,153,000
                                              ----------
          Cash paid                           $5,330,000
                                              ==========

The following represents pro forma condensed results of operations of the Company assuming the purchases of Delta III and Trailmaster were consummated January 1, 1994:

                                                 1994
                                             -----------
                                             (unaudited)

          Net sales                          $71,689,000
          Gross profit                        27,158,000
          Income from operations               9,750,000
          Net income                           4,833,000

These pro-forma results are not necessarily indicative of what actually would have occurred if the acquisition had been in effect for the entire period presented and are not intended to project future results.

NOTE 5 - INVENTORIES:

The components of inventories are as follows:

                                                  December 31,
                                          ----------------------------
                                              1996             1995
                                          -----------      -----------
          Raw materials                   $ 4,606,513      $ 4,689,575
          Finished goods                    4,291,771        4,315,990
          Work-In-Process                   1,224,981        1,574,563
                                          -----------      -----------
                                          $10,123,265      $10,580,128
                                          ===========      ===========

NOTE 6 - PROPERTY AND EQUIPMENT:

Property and equipment consists of the following:

                                                  December 31,
                                          ----------------------------
                                              1996             1995
                                          -----------      -----------

          Machinery and equipment         $ 6,970,603      $ 6,143,856
          Building                          6,094,311        6,078,274
          Tooling                           3,962,565        2,927,273
          Furniture and office equipment    2,217,117        1,946,287
                                          -----------       ----------
                                           19,244,596       17,095,690
          Less accumulated depreciation   (10,214,191)      (8,104,729)
                                          -----------       ----------
                                            9,030,405        8,990,961
          Land                                352,870          352,870
                                          -----------       ----------
                                          $ 9,383,275       $9,343,831
                                          ===========       ==========

NOTE 7 - GOODWILL AND INTANGIBLE ASSETS:

Goodwill and intangible assets, net of accumulated amortization of $2,235,000 and $1,876,000 at December 31, 1996 and 1995, respectively, consist of the following:

                                                  December 31,
                                          ----------------------------
                                              1996             1995
                                          -----------      -----------

          Goodwill                        $11,974,819      $12,309,506
          Patents                              87,437          172,492
          Deferred financing costs             54,675           85,704
          Other                                     -           32,800
                                          -----------      -----------
                                          $12,116,931      $12,600,502
                                          ===========      ===========

NOTE 8 - LONG-TERM DEBT:

Long-term debt consists of the following:

                                                  December 31,
                                          ----------------------------
                                              1996             1995
                                          -----------      -----------

          Revolving credit loan (a)      $ 8,019,010       $ 3,025,553
          Acquisition A loan (a)                   -         6,000,000
          Acquisition B loan (a)                   -         3,305,000
          Promissory note (b)                      -           876,000
          Other contracts and
           agreements (c)                     14,081           662,021
                                         -----------       -----------
                                           8,033,091        13,868,574
          Less: current maturities            (8,750)       (1,523,437)
                                         -----------       -----------
          Long-term debt                 $ 8,024,341       $12,345,137
                                         ===========       ===========

(a) The Company obtained a $24 million Revolving Credit and Acquisition Facility (the "Credit Agreement") with a financial institution on July 21, 1994. The credit facility was comprised of an $18 million acquisition facility, consisting of three separate $6 million acquisition facilities, and a $6 million revolving loan facility. On December 1, 1996, the credit agreement was amended to provide a revolving credit facility for $21 million and to eliminate the $18 million acquisition facility. Balances in the acquisition facilities were transferred into the revolving loan facility. The assets of the Company secure the borrowings under the Credit Agreement. The revolving credit facility matures on July 21, 1999.

         Interest on loans under the Credit Agreement is payable at varying rates, based on the lender's base rate (8.25% and 8.75% at December 31, 1996 and 1995, respectively) plus a margin ranging from 0% to .25% (.5% at December 31, 1995) on the revolving credit facility. There was no margin at December 31, 1996. The Company may also elect to have portions of the credit facility accrue interest based upon the London InterBank Offering Rates (LIBOR), plus a margin ranging from 1.25% to 1.75%. No such election was made at December 31, 1996. The Company pays a .25% fee on the unused line of credit for the revolving credit facility.

         The Credit Agreement contains certain covenants covering the Company and its subsidiaries on a consolidated basis, including covenants relating to the maximum amount of indebtedness which the entities may incur and payment of dividends by the Company. The Company was in compliance with the covenants at December 31, 1996. During 1996 and 1995, certain covenants were violated for which the company received a waiver from the lender for the violation.

(b) In conjunction with the Company's acquisition of Delta III in August 1994, a promissory note was given to the former owners of Delta III, Inc. for an original principal amount of $1,460,000. Principal payments of $584,000 and $876,000 were made on July 1, 1995 and 1996, respectively.

(c) Other contracts and agreements consist of amounts owed under various consulting and non-compete agreements. These amounts were paid during 1996. The remaining balance relates to a capitalized lease obligation.

Aggregate maturities of long-term debt are as follows:

      Period ending                             Amount
      -------------                             ------

          1997                                $     8,750
          1998                                      5,331
          1999                                  8,019,010
                                              -----------
                                              $ 8,033,091
                                              ===========

NOTE 9 - EARLY EXTINGUISHMENT OF DEBT:

On January 31, 1994, using approximately $16,360,000 of the net proceeds received from the Offering, outstanding debt and accrued interest were repaid. In conjunction with this transaction, the Company wrote off the unamortized portions of related financing costs and recognized a loss on the early extinguishment of debt of approximately $586,000, excluding any tax benefits. The net loss from the early extinguishment of debt is shown, net of tax benefits of $223,000, as an extraordinary item, "Loss on early extinguishment of debt."

NOTE 10 - INCOME TAXES:

Prior to January 27, 1994, the income of the Predecessor Partnership was not subject to state and federal income taxes. Income taxes were provided in 1994 for the income of DFM Corp., a wholly owned subsidiary of the Predecessor Partnership.

The components of the income tax expense shown in the statement of operations are as follows:

                                               December 31,
                                ------------------------------------------
                                   1996            1995            1994
                                ----------      ----------     -----------

Current:
  Federal                       $1,954,334      $1,332,868     $ 2,911,186
  State                            266,682         294,808         342,493
                                ----------      ----------     -----------
                                 2,221,016       1,627,676       3,253,679
                                ----------      ----------     -----------
Deferred:
  Federal                          280,312        (397,868)       (226,976)
  State                             31,672         (46,808)        (26,703)
                                ----------      ----------     -----------
                                   311,984       (444, 676)       (253,679)
                                ----------      ----------     -----------
                                $2,533,000      $1,183,000     $ 3,000,000
                                ==========      ==========     ===========

 A reconciliation of the Company's and Predecessor Partnership's effective income tax expense and the federal statutory expense is as follows:

                                               December 31,
                                ------------------------------------------
                                   1996            1995            1994
                                ----------      ----------     -----------

Income tax expense at
 statutory rate                 $2,198,000      $  990,000     $ 2,553,000
State income taxes                 259,000         131,000         315,000
Partnership income                                                (105,000)
Other                               76,000          62,000         237,000
                                ----------      ----------     -----------
Income tax expense              $2,533,000      $1,183,000     $ 3,000,000
                                ==========      ==========     ===========


Deferred tax assets (liabilities) are comprised of the following:



                                                  December 31,
                                          ----------------------------
                                              1996             1995
                                          -----------      -----------

          Inventory                        $ 605,000         $706,000
          Liability for product returns      491,000          457,000
          Allowance for doubtful accounts    268,000          237,000
          Employee benefit accruals           90,000          149,000
          Depreciation                      (410,000)        (313,000)
          Amortization of goodwill          (142,000)         (55,000)
          Other                              146,000          179,000
                                          ----------       ----------
          Net deferred tax assets         $1,048,000       $1,360,000
                                          ==========       ==========


NOTE 11 - LEASES:

The Company leases equipment and certain of its facilities under cancelable and noncancelable operating leases. Rent expense on such leases totaled $899,293, $804,662 and $747,798 for the years ended 1996, 1995 and 1994, respectively. Future minimum annual rental payments under noncancellable operating lease agreements are as follows:

          1997                $ 611,155
          1998                  205,993
          1999                  125,535
          2000                   39,601
                              ---------
               Total          $ 982,284
                              =========

NOTE 12 - RELATED PARTY TRANSACTIONS:

The Company signed a lease for a facility with a related party (former owner of Delta III, Inc.) in August 1994. The lease term is for five years with monthly rent payments of approximately $8,000 during 1996 ($7,000 in 1995). The lease is recorded as an operating lease and rental payments made total approximately $95,000 and $86,000 for the years ended December 31, 1996 and 1995, respectively.

NOTE 13 - COMMITMENTS AND CONTINGENCIES:

Certain legal claims, suits and complaints have been filed or are pending against the Company arising out of the normal course of business. These claims are in the early stages of discovery and the ultimate outcome cannot be determined; however, the maximum amount of claims are considered to be within the Company's insurance limits. While the results of litigation cannot be predicted with certainty, management believes the final outcome of such litigation will not have a material adverse effect on the Company's consolidated financial position.

NOTE 14 - DEFINED CONTRIBUTION PLAN:

The Company sponsors a qualified 401(k) plan available to substantially all full-time employees. Participants may contribute up to 10% of their annual compensation to the plan. The Company's contributions to the Plan are determined on a discretionary basis by the management. The Company's contributions to the Plan for the years ended December 31, 1996, 1995 and 1994 were approximately $355,000, $300,000, and $400,000, respectively.

NOTE 15 - STOCK OPTION PROGRAM:

The Company offers participation in stock option plans to certain directors and employees. All of the outstanding options under these plans were granted with exercise prices for the purchase of common stock at 100% of market value of the stock on the dates of grant.

The Company applies Accounting Principles Board (APB) Opinion 25 and related interpretations in accounting for its stock option plans. Accordingly, no compensation expense has been recognized for its fixed stock option plans as the exercise price equals the stock price on the date of grant. Had compensation expense been determined on the fair value at grant dates consistent with FAS No. 123 "Accounting for Stock Based Compensation", the Company's pro forma 1996 net income and earnings per share would have been $3,830,815 and $0.80, respectively. The pro forma adjustments for 1995 were not considered material.

The pro forma amounts were estimated using the Black-Scholes option pricing model with the following assumptions for 1996:

                                                           1996
                                                           ----
Weighted average expected life (years)                        5
Expected volatility                               40.0% - 47.2%
Risk free interest rate                            5.8% -  6.3%
Weighted average fair value of options granted    $2.21 - $3.90

The following table summarizes the Company's option activity:

                                                    1996             1995
                                                    ----             ----
Number of shares under option:
Beginning of year                                 137,000           45,000
Granted                                           179,000          164,000
Canceled/expired                                   (6,000)         (72,000)
                                                  -------          -------
Options outstanding at end of year                310,000          137,000
                                                  =======          =======

Exercise price per share for options
 outstanding at end of year                $4.50 - $13.00   $7.75 - $13.00

Awarded options typically vest and become exercisable over three years. Under the plan, the exercise price of options granted may not be less than the market value of the common stock at the date of the grant. Expiration dates for outstanding options range from May 25, 2004 to December 1, 2006. The weighted average option price was approximately $7.39 at December 31, 1996. A total of 450,000 shares of common stock have been reserved for issuance under the stock option plans.

In addition, in conjunction with the Company's acquisition of Trailmaster, options for 100,000 shares of common stock were granted with an exercise price per share of $13 to the former owner of Trailmaster Products, Inc. Such options expire in 1999.

NOTE 16 - QUARTERLY FINANCIAL DATA (unaudited):

Summarized quarterly financial data for 1996 and 1995 is as follows:

(In thousands, except per share data)   First     Second     Third      Fourth
                                        -----     ------     -----      ------

          1996
          ----
          Net sales                   $ 18,023   $ 18,255   $ 18,465   $ 17,595
          Gross profit                   5,790      6,338      6,430      6,119
          Net income                       722        957      1,245      1,009
          Net income per share             .15        .20        .26        .21

          1995
          ----
          Net sales                   $ 17,351   $ 19,346   $ 16,007   $ 15,535
          Gross profit                   6,995      6,136      4,840      3,717
          Net income (loss)              1,411        706         96       (485)
          Net income (loss) per share      .29        .15        .02       (.10)

      (b)    PRO FORMA FINANCIAL INFORMATION.

             Pro forma financial information required to be filed pursuant to
             Item 7 of Report on Form 8-K filed on January 14, 1998.

On December 30, 1997, a wholly-owned subsidiary of the registrant, Zephyros Acquisition Corporation, a Delaware corporation ("Purchaser"), acquired 4,742,411 shares of common stock (the "Purchased Shares") of Deflecta-Shield Corporation, a Delaware Corporation ("Deflecta-Shield"), for per share consideration of $16.00 to the holders of the Purchased Shares in cash, or total consideration of $75,878,576. On February 27, 1998, the remaining 57,589 shares of Deflecta-Shield's common stock were acquired for per share consideration of $16.00, or total cash consideration of $921,424. Additionally, long-term debt of Deflecta-Shield of approximately $10,462,594 was repaid by Purchaser upon completion of the merger between Purchaser and Deflecta-Shield on February 27, 1998. The funds for the purchase of the common stock of Deflecta-Shield were obtained from (i) an equity investment in the registrant of approximately $30 million from an affiliate of Harvest Partners, Inc., (ii) a loan to Purchaser of approximately $50 million from Heller Financial, Inc. and (iii) working capital of the registrant.

Deflecta-Shield is a holding company with subsidiaries involved in the manufacture and marketing of accessories for light trucks and heavy trucks. Deflecta-Shield conducts its business through its direct and indirect subsidiaries with customers throughout the United States and Canada. The direct subsidiaries are Belmor Autotron Corp. and DFM Corp. The indirect subsidiaries are BAC Acquisition Co., Trailmaster Products, Inc. and Delta III, Inc. The registrant intends to utilize assets obtained in connection with the acquisition for the continued production of accessories for light trucks and heavy trucks.

Deflecta-Shield's principal product lines for light trucks are bug deflectors, which customize the relatively uniform look of light trucks and protect the hood and windshield from insects, stones and other road debris. Deflecta-Shield also sells other light truck appearance accessories (running boards, cab visors and taillight covers), pick-up truck tool boxes and other aluminum accessories, and a variety of after-market suspension systems, primarily for light trucks. In addition to its light truck accessories, Deflecta-Shield is a leading supplier in the United States of winterfronts, bug screens, bug deflectors and rock guards for heavy trucks. Deflecta-Shield also manufactures and markets interior trim parts for heavy truck cabs.

The following pro forma condensed consolidated statements of operations for the three months ended September 30, 1997 and the year ended June 30, 1997 give effect to the acquisition and the financing thereof as if such transactions had occurred on July 1, 1996. The pro forma condensed balance sheet as of September 30, 1997 gives effect to the acquisition and the financing thereof as if such transactions had occurred as of that date. The acquisition was accounted for pursuant to the purchase method of accounting.

The pro forma financial data presented herein is based on management's estimate of the effects of the acquisition and financing thereof. The pro forma financial data is based upon current available information and certain assumptions that Lund International Holdings, Inc. ("the Company") believes are reasonable. The Company does not expect the receipt of additional information to have a material adverse effect on the pro forma financial data. The pro forma condensed consolidated balance sheet as of September 30, 1997 and the statements of operations for the three months ended September 30, 1997 and the year ended June 30, 1997 are unaudited, but in the opinion of the Company include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations and financial position for the periods presented.

The pro forma condensed consolidated statements of operations for the three months ended September 30, 1997 and the year ended June 30, 1997, and the pro forma condensed consolidated balance sheet as of September 30, 1997 are not necessarily indicative of the results of operations or financial position that actually would have been achieved had the transactions described been consummated as of the dates indicated, or that may be achieved in the future.

                        LUND INTERNATIONAL HOLDINGS, INC.
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1997


                                                   Lund International  Deflecta-Shield   Pro Forma       Pro Forma
                                                   ------------------ ---------------- -------------    ------------
                                                       Historical(1)   Historical(2)    Adjustments     Consolidated
                                                   ------------------ ---------------- -------------    ------------
ASSETS
Current assets:
        Cash and temporary cash investments                  $    361     $    951     $ (1,312)    (3)       --
        Restricted cash                                           994         --                          $    994
        Marketable securities                                  11,329         --        (11,329)    (3)       --
        Accounts receivable, net                                8,527       10,819                          19,346
        Inventories                                             6,735       10,660          599     (4)     17,994
        Deferred income taxes                                     744        1,762          514     (5)      3,020
        Other current assets                                    1,008          351        1,805     (6)      3,164
                                                             -----------------------------------------------------
            Total current assets                               29,698       24,543       (9,723)            44,518

Property and equipment, net                                     7,334       12,165       (1,632)    (7)     17,867
Intangibles, net                                                2,183       11,786       55,082     (8)     69,051
Restricted cash and marketable securities                         588         --                               588
Other assets                                                    1,038          368        1,452     (9)      2,825
                                                                                            (33)   (10)
                                                             -----------------------------------------------------
            Total assets                                     $ 40,841     $ 48,862     $ 45,146          $ 134,849
                                                             =====================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
        Accounts payable, trade                              $  2,167     $  5,361         --            $   7,528
        Accrued expenses                                        1,898        3,464     $  1,916    (11)      7,278
        Long-term debt, current portion                           500            8        1,200    (14)      1,700
                                                                                             (8)   (15)
                                                             -----------------------------------------------------
            Total current liabilities                           4,565        8,833        3,108             16,506

Long-term debt, less current portion                            3,630        8,434        3,463    (12)     53,491
                                                                                          1,384    (13)
                                                                                         49,861    (14)
                                                                                        (13,281)   (15)
Other liabilities                                                 255           89         --                  344
Deferred taxes                                                   --            301        1,858     (5)      2,159

Stockholders' equity:
        Preferred stock                                                                  18,922    (16)     18,922

        Class A common stock                                      439           48           87    (16)        526
                                                                                            (48)   (17)
        Additional paid-in capital                                987       18,556       10,991    (16)     11,978
                                                                                        (18,556)   (17)
        Unrealized holding gains on marketable securities          50                       (50)    (3)         --
        Unearned deferred compensation                            (74)        --                               (74)
        Retained earnings                                      30,989       12,601       (3,463)   (12)     30,989
                                                                                         (1,384)   (13)
                                                                                         (7,754)   (17)
                                                             -----------------------------------------------------
            Total stockholders' equity                         32,391       31,205       (1,255)            62,341
                                                             -----------------------------------------------------
            Total liabilities and stockholders' equity       $ 40,841     $ 48,862     $ 45,146          $ 134,849
                                                             =====================================================


The following footnotes describe the adjustments to the historical financial statements to arrive at the condensed pro forma consolidated balance sheet at September 30, 1997. In preparing such adjustments, the assumed purchase price is as follows (in thousands):

               Acquisition of 4.8 million shares of
                  Deflecta-Shield common stock             $76,800
               Direct transaction costs                      2,119
                                                           -------
                                                           $78,919
                                                           =======

Including Deflecta-Shield assumed long-term debt of $13,289 at September 30, 1997 repaid in connection with the acquisition, the total purchase price would be approximately $92 million.

The purchase price has been allocated to assets and liabilities as indicated in the following summary opening balance sheet of Deflecta-Shield (in thousands):

       Current assets                                    $27,461
       Property and equipment, net                        10,533
       Identifiable intangibles                            5,126
       Goodwill                                           61,742
       Other                                                 335
                                                         -------
                         Total assets                    105,197

       Accounts payable, trade and
                accrued expenses                          10,741
       Long-term debt                                     13,289
       Deferred income taxes and other                     2,248
                                                          ------
                         Total liabilities                26,278
                                                          ------

                                 Net assets              $78,919
                                                         =======



(1) Represents the unaudited historical balance sheet of the Company as of September 30, 1997 as reported in the Company's September 30, 1997 Form 10-Q as filed with the SEC.

(2) Represents the unaudited historical balance sheet of Deflecta-Shield as of September 30, 1997 as reported in Deflecta-Shield's September 30, 1997 Form 10-Q as filed with the SEC.

(3) Represents a reduction in cash, marketable securities and the related unrealized holding gain of the Company used to finance the acquisition.

(4)      Represents fair market value adjustment to inventories.

(5) Represents deferred tax adjustments resulting from other pro forma balance sheet adjustments.

(6) Represents income tax benefit resulting primarily from the settlement of Deflecta-Shield stock options and other costs.

(7)      Represents fair market value adjustment to fixed assets.

(8) Represents the increase in goodwill to reflect the total goodwill of $61,742,000 and the fair market value adjustments to customer lists and patents of $2,737,000 and $2,389,000, respectively.

(9) Represents deferred financing costs in connection with the debt incurred to finance the acquisition.

(10) Represents the write-off of deferred financing costs resulting from the assumed repayment of Deflecta-Shield debt.

(11) Represents the accrual of severance and other expenses related to the consolidation of the businesses of the Company and Deflecta-Shield pursuant to the Company's plan to exit certain activities and involuntarily terminate and relocate certain employees of Deflecta-Shield.

(12)     Represents the settlement of Deflecta-Shield stock options.

(13)     Represents deal fees incurred by Deflecta-Shield.

(14)     Represents the debt incurred to finance the acquisition.

(15) Represents Deflecta-Shield debt repaid in connection with the acquisition.

(16) Represents stock issued to Harvest Partners in connection with their $30,000,000 equity contribution to the Company.

(17)     Represents the elimination of Deflecta-Shield's shareholders' equity.

                        Lund International Holdings, Inc.
        Unaudited Pro-Forma Condensed Consolidated Statement of Earnings
                  For The Three Months Ended September 30, 1997

                                                            Lund International Deflecta-Shield   Pro Forma         Pro Forma
                                                            ------------------------------------------------     -------------
                                                                Historical(1)    Historical(2)   Adjustments      Consolidated
                                                            ------------------------------------------------     -------------
Net sales                                                        $ 10,028        $ 18,414                        $ 28,442
Cost of goods sold                                                  6,624          11,813         $ 560 (3)        18,997
                                                            --------------------------------------------------------------
    Gross profit                                                    3,404           6,601          (560)            9,445

Operating expenses
    General and administrative                                      1,143           1,845          (422)(4)         2,566
    Selling and marketing                                           1,550           2,578          (560)(3)         3,568
    Research and development                                          348                           422 (4)           770
    Non-recurring transaction                                       1,174           1,099                           2,273
    Amortization                                                       30             111           487 (5)           628
                                                            --------------------------------------------    --------------
                Total operating expenses                            4,245           5,633           (73)            9,805
                                                            --------------------------------------------    --------------
(Loss) income from operations                                        (841)            968          (487)             (360)

Other income (expense)
    Interest expense                                                  (72)           (135)       (1,066)(6)        (1,273)
    Interest income                                                   163               -          (163)(7)             -
    Other, net                                                        (17)              -                             (17)
                                                            --------------------------------------------    --------------
                Other income, net                                      74            (135)       (1,229)           (1,290)
                                                            --------------------------------------------    --------------
(Loss) income before income taxes                                    (767)            833        (1,716)           (1,650)
Income tax (benefit) expense                                         (248)            333          (601)(8)          (516)
                                                            --------------------------------------------    --------------

    Net (loss) income                                            $   (519)          $ 500      $ (1,115)         $ (1,134)
                                                            ============================================    ==============

    Net loss per share                                           $  (0.12)                                       $  (0.17)
                                                            ==============                                  ==============

     Common and common equivalent
      shares                                                    4,393,970                     2,367,798 (9)     6,761,768
                                                            ==============                ==============    ==============


(1) Represents the unaudited historical statement of earnings of the Company for the three months ended September 30, 1997 as reported in the Company's September 30, 1997 Form 10-Q as filed with the SEC.

(2) Represents the unaudited historical statement of income of Deflecta-Shield for the three months ended September 30, 1997 as reported in Deflecta-Shield's September 30, 1997 Form 10-Q as filed with the SEC.

(3) Represents the reclassification of freight expense from selling and marketing expense to cost of goods sold for Deflecta-Shield for consistent presentation with the Company.

(4) Represents the reclassification of Deflecta-Shield research and development expense to a separate line for consistent presentation with the Company.

(5) Represents increased amortization of goodwill (40 years), customer lists (10 years) and patents (6 years).

(6) Represents interest expense related to indebtedness incurred to complete the acquisition and amortization of related deferred financing costs, offset by interest expense on Deflecta-Shield debt and related deferred financing costs retired in connection with the acquisition. Pro forma interest expense was calculated based on average debt outstanding using the current interest rates on acquisition debt.

(7) Represents elimination of interest income from marketable securities used to finance the acquisition.

(8) Represents the tax effects of the pro forma adjustments at the consolidated Company and Deflecta-Shield tax rate.

(9) Represents common and preferred shares issued to Harvest Partners, Inc. in connection with their $30,000,000 equity investment.

                        Lund International Holdings, Inc.
        Unaudited Pro-Forma Condensed Consolidated Statement of Earnings
                    For The Twelve Months Ended June 30, 1997

                                                           Lund      Deflecta-Shield      Pro Forma                   Pro Forma
                                                     -------------------------------------------------------        ----------------
                                                         Historical(1) Historical(2)       Adjustments                Consolidated
                                                     -------------------------------------------------------        ----------------
Net sales                                                $ 43,305         $ 71,377                                     $ 114,682
Cost of goods sold                                         28,531           46,096         $   2,182 (3)                  77,458
                                                                                                 649 (4)
                                                     -------------------------------------------------------        ----------------
     Gross profit                                          14,774           25,281            (2,831)                     37,224

Operating expenses
     General and administrative                             4,247            7,585            (1,303)(5)                  10,529
     Selling and marketing                                  6,332            9,104            (2,182)(3)                  13,254
     Research and development                               1,290                -             1,303 (5)                   2,593
     Amortization                                             139              446             1,946 (6)                   2,531
                                                     -------------------------------------------------------        ----------------
                      Total operating expenses             12,008           17,135              (236)                     28,907
                                                     -------------------------------------------------------        ----------------
Income from operations                                      2,766            8,146            (2,595)                      8,317

Other income (expense)
     Interest expense                                        (293)            (756)           (3,944)(7)                  (4,993)
     Interest income                                          695                -              (695)(8)                       -
     Other, net                                               (38)               -                                           (38)
                                                     -------------------------------------------------------        ----------------
                      Other income, net                       364             (756)           (4,639)                     (5,031)
                                                     -------------------------------------------------------        ----------------
Income before income taxes                                  3,130            7,390            (7,234)                      3,286
Income tax (benefit) expense                                  934            2,975            (2,117)(9)                   1,792
                                                     -------------------------------------------------------        ----------------

     Net (loss) income                                   $  2,196         $  4,415         $  (5,117)                  $   1,494
                                                     =======================================================        ================

     Net income per share                                $   0.50                                                      $    0.22
                                                     =============                                                  ================

      Common and common equivalent
       shares                                           4,393,566                          2,367,798(10)              6,761,364
                                                     =============                         =================        ================



(1) Represents the audited historical statement of earnings of the Company for the twelve months ended June 30, 1997 as reported in the Company's June 30, 1997 Form 10-K as filed with the SEC.

(2) Represents the unaudited historical statements of income of Deflecta-Shield for the twelve months ended June 30, 1997 as derived from reported results in Deflecta-Shield's June 30, 1997 Form 10-Q, June 30, 1996 Form 10-Q and December 31, 1996 Form 10-K as filed with the SEC.

(3) Represents the reclassification of freight expense from selling and marketing expense to cost of goods sold for Deflecta-Shield for consistent presentation with the Company.

(4) Represents cost of goods sold related to the fair market value adjustment to inventories.

(5) Represents the reclassification of Deflecta-Shield research and development expense to a separate line for consistent presentation with the Company.

(6) Represents increased amortization of goodwill (40 years), customer lists (10 years) and patents (6 years).

(7) Represents interest expense related to indebtedness incurred to complete the acquisition and amortization of related deferred financing costs, offset by interest expense on Deflecta-Shield debt and related deferred financing costs retired in connection with the acquisition. Pro forma interest expense was calculated based on average debt outstanding using the current interest rates on acquisition debt.

(8) Represents elimination of interest income from marketable securities used to finance the acquisition.

(9) Represents the tax effects of the pro forma adjustments at the consolidated Company and Deflecta-Shield tax rate.

(10) Represents common and preferred shares issued to Harvest Partners, Inc. in connection with their $30,000,000 equity investment.

      (c)    EXHIBITS.


            23.1        Consent of Price Waterhouse LLP.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                            LUND INTERNATIONAL HOLDINGS, INC.



Dated:    March 16, 1998            By:     /s/ William J. McMahon
                                        --------------------------
                                                William J. McMahon
                                                Its Chief Executive Officer

                                  EXHIBIT INDEX

      Exhibit Number                                       Description

           23.1                                  Consent of Price Waterhouse LLP